UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

February 20, 2017
Date of Report (Date of earliest event reported)

TechnipFMC plc
(Exact name of registrant as specified in its charter)

England and Wales	001-37983	98-1283037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One St. Paul’s Churchyard London, EC4M 8AP United Kingdom
(Address of principal executive offices)
+44 203429-3950
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2017, the Compensation Committee of the Board of Directors of TechnipFMC plc (“TechnipFMC”) approved grants of options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) under the TechnipFMC plc 2017 Incentive Award Plan (the “Incentive Award Plan”), to Maryann T. Mannen, Executive Vice President and Chief Financial Officer of the Company, with such grants to be made on the first business day following the date TechnipFMC files a Form S-8 registering shares to be offered under the Incentive Award Plan. The value of these grants will be approximately four times Ms. Mannen’s base salary and allocated based on grant date fair value as 60% PSUs, 20% RSUs and 20% options. Options will have an exercise price equal to the closing price of TechnipFMC’s ordinary shares as reported by the NYSE on the date of grant. The options and RSUs will vest after a three-year period. The PSUs are based on a performance period of January 1, 2017 through December 31, 2019 and will vest after a three-year period based on the date of the grant. The PSUs will be based on the achievement of performance goals relating to total shareholder return of the Company as measured against a peer group established by the Company’s Board of Directors and return on invested capital. Upon vesting of the RSUs and PSUs, the Company will deliver the number of ordinary shares of the Company equal to the number of RSUs and PSUs that vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechnipFMC plc

By: /s/ Dianne B. Ralston
Dated: February 24, 2017	Name: Dianne B. Ralston
Title: Executive Vice President, Chief Legal Officer and Secretary